Exhibit 99.1

Patriot Bank elevates leader in payments to Executive Vice President and Chief Payment Officer

Company Release - 9/22/2022 4:05 PM ET

STAMFORD, Conn., September 23, 2022 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. ("Patriot") (NASDAQ:PNBK), the parent company of Patriot Bank, N.A. (the "Bank"), today announced that the Bank has promoted Al Botta, Jr. to Executive Vice President and Chief Payments Officer.

Mr. Botta joined Patriot Bank in 2018 as SVP, Director of Payments. He brings with him over twenty years of experience in the payments and prepaid market space and has been responsible for the growth of the Bank’s payments division. Mr. Botta’s industry knowledge and experience have translated to significant growth in the Bank’s payments division. Mr. Botta has served in various senior capacities with several institutions including BankMobile, Customers Bank and Metropolitan Commercial Bank. He has developed strong relationships withing the industry. Mr. Botta studied at Adelphi University focusing in Business Administration and Operations. "I am very excited to be a part of a dynamic management team that I've worked so closely with for the last several years. I welcome the opportunity to continue to expand the payments division successfully with Patriot ", stated Mr. Botta.

''I'm extremely pleased to be able to strengthen the Bank's leadership team. Al is an established and successful leader in payments. I look forward to building on the successful efforts Al has started and creating an even stronger, diversified revenue stream for Patriot", commented President and CEO Robert Russell.

About the Company

Founded in 1994, Patriot National Bancorp, Inc. ("Patriot" or "Bancorp") is the parent holding company of Patriot Bank N.A. ("Bank"), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full- service branches in Connecticut and New York and provides lending products and services nationally. Patriot's mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

Contact:

Patriot Bank, N.A. 900 Bedford Street

Stamford, CT 06901

Robert G. Russell, Jr. President & Chief Executive Officer

203-252-5900

www.BankPatriot.com

Source: Patriot National Bancorp Inc.